EXHIBIT-24



               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in Oxford Industries, Inc.'s previously filed Registration Statements No. 2-76870, No. 33-7231 and No. 33-64097 of (1) our report dated July 12, 1996 appearing on page 16 of the Corporation's 1996 Annual Report to Stockholders which is incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended May 31, 1996, and (2) the inclusion of our report on the schedule dated July 12, 1996 appearing on page 18 of the Corporation's Annual Report on Form 10-K for the year ended May 31, 1996.




                                  ARTHUR ANDERSEN LLP


Atlanta, Georgia
August 22, 1996
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